Exhibit 4.1

OFA GROUP

AMENDMENT TO CERTIFICATE OF DESIGNATIONS

OF SERIES A CONVERTIBLE PREFERRED SHARES

This Amendment to Certificate of Designations of Series A Convertible Preferred Shares (this “Amendment”), dated as of October 22, 2026, is adopted by the Board of Directors (the “Board”) of OFA Group, a Cayman Islands exempted company (the “Company”), pursuant to resolutions of the Board adopted on September 30, 2026, with the written consent of Greentree Financial Group, Inc., a Florida corporation (“Greentree”), TriCore Foundation, LLC, a Delaware limited liability company (“TriCore”), and L&H Inc., a Nevada corporation (“L&H” and, together with Greentree and TriCore, the “Consenting Holders”). Greentree and TriCore are executing this Amendment as holders of Preferred Shares constituting the Required Holders (as confirmed pursuant to Section 4), and L&H, which holds no Preferred Shares as of the date hereof, is executing this Amendment as a prospective Holder in acknowledgment of its application to the Series A Preferred Shares to be acquired by L&H pursuant to the Companion Amendment and the L&H Waiver Agreement (as defined below). The Company and the Consenting Holders are referred to herein as the “parties.”

Capitalized terms used but not defined in this Amendment have the meanings assigned to them in the Certificate of Designations of Series A Convertible Preferred Shares of the Company effective October 29, 2025, adopted by unanimous written resolutions of the Board dated October 29, 2025, as amended or otherwise modified from time to time before the date hereof (the “Certificate of Designations”). “Articles” means the Company’s amended and restated memorandum and articles of association as in effect from time to time.

WHEREAS, the Floor Price under the Certificate of Designations was initially set at $0.20 per Ordinary Share, was not reduced on the Reset Date that occurred on May 29, 2026, and, as proportionately adjusted pursuant to the Certificate of Designations for the 1-for-10 consolidation of the Company’s Class A ordinary shares effective July 31, 2026 (the “2026 Consolidation”), is currently $2.00 per Class A ordinary share;

WHEREAS, Section 32(b) of the Certificate of Designations permits the Certificate of Designations, other than Section 4(d), to be amended with the affirmative vote or written consent of the Required Holders, together with any additional shareholder approval required under applicable Cayman Islands law or the Company’s memorandum and articles of association, and the Articles provides that the rights attached to any class of shares may be varied with the consent in writing of the holders of not less than fifty percent of the issued shares of that class;

WHEREAS, the Board, by resolutions adopted on September 30, 2026 following the review and approval of the Audit Committee of the Board (the “Audit Committee”) for purposes of Nasdaq Listing Rule 5630, and with each director having an interest in TriCore having disclosed such interest and abstained from the deliberations and vote, has approved this Amendment, including reducing the Floor Price to $0.20 per Class A ordinary share on the current post-consolidation basis, subject to the terms and conditions of this Amendment, and has specifically approved this Amendment and the resulting modification of the Preferred Shares held by TriCore for purposes of Rule 16b-3(d) under the Securities Exchange Act of 1934, as amended;

WHEREAS, contemporaneously with this Amendment, the Company, Greentree, TriCore and L&H are entering into an Omnibus Amendment, Reallocation and Joinder Agreement (the “Companion Amendment”) that reallocates $1,000,000 of original stated-value future Additional Closing capacity from Greentree to L&H and amends the Securities Purchase Agreement and Registration Rights Agreement to admit L&H as a direct Buyer and Investor with respect to that allocation, and the Company and L&H are entering into a Waiver Agreement (the “L&H Waiver Agreement”) under which L&H will prepay the purchase price for 300 Additional Preferred Shares to be issued after the Effective Time; and

WHEREAS, the parties intend this Amendment and the Companion Amendment to become effective simultaneously and to constitute an integrated transaction, while preserving all rights and claims except as expressly amended herein or therein.

OFA Group

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

1. Amendment of Floor Price Definition

Effective as of the Effective Time, Section 33(bb) of the Certificate of Designations is hereby amended and restated in its entirety as follows:

“Floor Price” means $0.20 per Ordinary Share; provided that, if on any seven-month anniversary of the Initial Issuance Date (each, a “Reset Date”), the Floor Price then in effect is greater than the Closing Bid Price of the Ordinary Shares as of such applicable Reset Date (each, a “Reset Price”), immediately after the close of the Principal Market on such applicable Reset Date the Floor Price shall automatically lower to such applicable Reset Price. The Floor Price shall remain subject to proportionate adjustment for any share dividend, share split, share combination, reclassification or similar transaction occurring after the Effective Time in accordance with the Certificate of Designations.

For the avoidance of doubt, (a) the foregoing amendment establishes $0.20 as the Floor Price after giving effect to the 2026 Consolidation, (b) the Initial Issuance Date remains October 29, 2025, and, consistent with the Certificate of Designations as in effect before the Effective Time, Reset Dates are determined solely by reference to the Initial Issuance Date, including with respect to Additional Preferred Shares issued after the Effective Time (including to L&H pursuant to the L&H Waiver Agreement), (c) the existing sequence of Reset Dates is not restarted or extended by this Amendment, the Companion Amendment or any Additional Closing, and the next Reset Date is December 29, 2026, (d) the revised Floor Price applies to all Preferred Shares outstanding as of the Effective Time and all Preferred Shares thereafter validly issued under the existing Series A facility, and (e) except for the Floor Price, no term used in determining the Conversion Price or the number of Conversion Shares issuable upon conversion (including the Fixed Conversion Price) is amended hereby.

2. Conforming Anti-Dilution Amendment

Solely to prevent this Amendment from creating an unintended self-triggering anti-dilution result, clause (iii) of the definition of “Excluded Securities” in Section 33(z) is hereby amended so that the proviso therein shall permit this Amendment and the issuance of Ordinary Shares pursuant to the Certificate of Designations as amended hereby. Without limiting the foregoing, clause (iii) shall be deemed to include the following parenthetical immediately after the reference to amendments permitted by the existing anti-dilution provisions: “(and the amendment to the Floor Price and related conforming amendments effected by that certain Amendment to Certificate of Designations dated October 22, 2026).”

The parties further agree that neither the execution or effectiveness of this Amendment nor the reduction of the Floor Price effected hereby shall, standing alone, constitute a Dilutive Issuance, deemed issuance, Variable Price issuance, change in the price or rate of conversion of any Convertible Securities or other event requiring an additional adjustment to the Conversion Price or Floor Price or any adjustment, right or remedy under any most favored nation, participation or similar provision of any Transaction Document. Nothing in this Section 2 waives or releases any adjustment right, claim or remedy arising from any other issuance, agreement, event or circumstance occurring before, on or after the Effective Time.

3. Prospective Application; Existing Rights Preserved

This Amendment is prospective from the Effective Time. It does not reopen, reprice, rescind or otherwise modify any conversion for which the Conversion Date occurred before the Effective Time, whether or not the related Conversion Shares have been delivered. Except for the express amendments set forth herein, nothing in this Amendment waives, releases, settles, cures or impairs any accrued dividend, Triggering Event, Equity Conditions Failure, conversion-delivery claim, registration-related claim, redemption right, damages claim or other right, remedy, defense or obligation under the Certificate of Designations or any other Transaction Document.

The parties acknowledge that the Floor Price shall continue to apply wherever the term “Floor Price” is used in the Certificate of Designations, including in connection with the Conversion Price, Dividend Conversion Price, Variable Price provisions, reserve calculations and other provisions that expressly reference the Floor Price.

OFA Group

4. Required Holder Consent and Company Approval

Greentree and TriCore hereby consent to and approve this Amendment for purposes of Section 32(b) and any other applicable provision of the Certificate of Designations, and such consent shall also constitute the consent in writing of the holders of the Preferred Shares required under the Articles to the variation of the rights attached to the Preferred Shares effected hereby. L&H, which holds no Preferred Shares as of the date hereof, consents to and acknowledges the application of this Amendment to any Preferred Shares acquired by L&H after the date hereof, including pursuant to the Companion Amendment and the L&H Waiver Agreement. L&H’s execution of this Amendment is not required for, and shall not be counted toward, the consent of the Required Holders or the consent required under the Articles. This Amendment has been adopted by resolutions of the Board adopted on September 30, 2026, following the review and approval of the Audit Committee, as described in the recitals.

The Company shall confirm by a certificate of an officer of the Company who is an Authorized Officer (as defined in the resolutions of the Board adopted on September 30, 2026) (an “Authorized Officer”) delivered to the Consenting Holders immediately before the Effective Time, based on its then-current Series A Preferred Share ledger, that Greentree and TriCore constitute the Required Holders (including that Greentree is included among them as required by the definition thereof) and the holders of not less than fifty percent of the issued Preferred Shares. If that confirmation cannot be made, this Amendment shall not become effective until the consent of the Required Holders then required by the Certificate of Designations has been obtained.

5. Interdependence and Effective Time

This Amendment and the Companion Amendment are interdependent and shall become effective simultaneously at the time (the “Effective Time”) at which all of the following conditions have been satisfied: (a) this Amendment has been adopted by the Board and executed and delivered by the Company and by holders of Preferred Shares constituting the Required Holders and the holders of not less than fifty percent of the issued Preferred Shares, as confirmed pursuant to Section 4; (b) the Companion Amendment has been executed and delivered by all parties thereto, and the conditions set forth in Sections 8.1(a), 8.1(c) and 8.1(d) thereof have been satisfied; (c) the increase in the Company’s authorized share capital to include not less than 250,000,000 Class A ordinary shares, and the related amended and restated memorandum and articles of association, approved at the Company’s annual general meeting held on October 5, 2026 (or any adjournment thereof), have become effective, and the Company has reserved the number of Ordinary Shares that it has determined in good faith to be required by the Certificate of Designations at the Floor Price as amended hereby; (d) the Company has made each submission to the Principal Market required under the rules of the Principal Market with respect to this Amendment and the Companion Amendment (including any Listing of Additional Shares notification), and any period required by such rules to elapse after such submission has elapsed, and the Principal Market has not objected to either of them; (e) the Company has delivered to the Consenting Holders the certificate described in Section 4 and a certificate of an Authorized Officer certifying that the conditions to effectiveness set forth in the resolutions of the Board adopted on September 30, 2026 have been satisfied; and (f) the Company has obtained all other corporate approvals required under applicable Cayman Islands law and the Articles. If the Effective Time has not occurred on or before November 30, 2026 (the “Outside Date”), this Amendment shall automatically terminate and be of no force or effect, without liability to the Company or any Consenting Holder (without prejudice to the Company’s obligation to refund any purchase price paid by L&H under the L&H Waiver Agreement). The consents of the Consenting Holders set forth herein are irrevocable upon execution and delivery of this Amendment, and the amendments set forth in Sections 1, 2 and 7 shall become operative at the Effective Time.

No delay in the effectiveness of this Amendment shall itself constitute a waiver of any right or condition under any Transaction Document, and no conversion of any Preferred Share shall be effected at, and no Preferred Share shall otherwise be treated as subject to, the revised Floor Price before the Effective Time.

OFA Group

6. Nasdaq; Authorized and Reserved Shares

Nothing in this Amendment authorizes any issuance in violation of the rules of the Principal Market or applicable law. Before implementing any conversion or issuance affected by this Amendment, the Company shall comply with any applicable shareholder-approval, notice or listing requirements and shall maintain the number of authorized and reserved Ordinary Shares required by the Certificate of Designations at the Floor Price then in effect. Notwithstanding the foregoing, no Authorized Share Failure, Triggering Event or breach of any share reservation covenant in the Certificate of Designations or any other Transaction Document shall be deemed to occur solely as a result of the reduction of the Floor Price effected hereby if the Company reserves any additional number of Ordinary Shares so required within five (5) Business Days after the Company becomes aware that such additional reservation is required. No Triggering Event shall be deemed to occur solely as a result of any insufficiency in the number of Ordinary Shares registered for resale arising solely from the reduction of the Floor Price effected hereby, so long as the Company files the amendment or new registration statement required to cover such insufficiency within thirty (30) days after the Effective Time and uses its reasonable best efforts to cause it to be declared effective as promptly as practicable.

If the Principal Market advises the Company, or the Company determines, that shareholder approval is required under the rules of the Principal Market in connection with this Amendment, then, until such approval is obtained, the Company shall not issue Ordinary Shares upon conversion of the Preferred Shares or as Dividend Shares at a price per share below the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(d)) as of the date hereof to the extent that such issuance, together with all other such issuances after the date hereof at a price below such Minimum Price, would exceed 19.99% of the Class A ordinary shares outstanding on the date hereof (the “Amendment Exchange Cap”), which shall be allocated among the holders of Preferred Shares pro rata based on the aggregate Stated Value of the Preferred Shares held by each. Any Ordinary Shares not issued by reason of the Amendment Exchange Cap shall remain issuable upon receipt of such approval, the Company shall use commercially reasonable efforts to obtain such approval as promptly as practicable, and the Company’s inability to issue such shares shall not constitute a Triggering Event, a conversion failure or a breach of any Transaction Document.

7. Ratification; No Other Amendment

Except as expressly amended by this Amendment, the Certificate of Designations is ratified and confirmed and remains in full force and effect. In the event of any conflict between this Amendment and the Certificate of Designations, this Amendment controls solely with respect to the matters expressly addressed herein. References in the Transaction Documents to the Certificate of Designations shall, from and after the Effective Time, mean the Certificate of Designations as amended hereby.

From and after the Effective Time, (a) references in the Certificate of Designations to “Ordinary Shares” mean the Company’s Class A ordinary shares, par value US$0.01 per share, and any shares into which such shares are reclassified or changed, and (b) references in the Certificate of Designations to any form or report applicable to a foreign private issuer (including Forms 6-K, 20-F, F-1 and F-3) shall be deemed to refer to the corresponding form or report applicable to the Company as a domestic registrant (including Forms 8-K, 10-K, 10-Q, S-1 and S-3).

8. Miscellaneous

The provisions of the Certificate of Designations concerning governing law, dispute resolution, notices, severability and construction are incorporated herein mutatis mutandis. This Amendment may be executed in counterparts and by electronic signature, each of which shall be deemed an original and all of which together constitute one instrument. Matters governed by mandatory Cayman Islands corporate law remain subject to such law. The Company shall deliver a copy of this Amendment to its transfer agent and shall maintain it with the resolutions of the Board adopting the Certificate of Designations.

OFA Group

OFA GROUP

Company

By:	/s/ Thomas Gaffney
Name:	Thomas Gaffney
Title:	Chief Operating Officer

GREENTREE FINANCIAL GROUP, INC.

Required Holder

By:	/s/ R. Christopher Cottone
Name:	R. Christopher Cottone
Title:	Vice President

TRICORE FOUNDATION, LLC

Required Holder

By:	/s/ Li Hsien Wong
Name:	Li Hsien Wong
Title:	Manager

L&H INC.

Prospective Holder; acknowledgment and consent

By:	/s/ Linwen Huang
Name:	Linwen Huang
Title:	President

OFA Group